Exhibit 99

FOR IMMEDIATE RELEASE	December 15, 2022
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF NEW JERSEY MANUFACTURED HOME COMMUNITY

FREEHOLD, NJ, December 15, 2022........ UMH Properties, Inc. (NYSE: UMH) closed on the acquisition of a manufactured home community, located in Jackson, New Jersey, for a total purchase price of $23 million. This community contains 260 developed homesites, of which 98% are occupied. It is situated on approximately 42 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to complete the acquisition of Oak Tree Estates located in Jackson, New Jersey. It is very well located in a market with high rents and strong sales demand. The community is located near our corporate office and Southwind Village, which we have successfully operated for 53 years, and creates operating efficiencies that should result in improved operating results. While this community is 98% occupied, there is upside in sales profits and bringing the rents to market as the units are replaced. This turnover will allow us to install new homes thereby improving the quality of the community while generating strong sales profits and bringing the rental rates to market.

“We continue to seek opportunistic acquisitions that meet our growth criteria. This year we completed the acquisition of 6 communities, containing approximately 1,500 sites for a total purchase price of $86.3 million.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 134 manufactured home communities with approximately 25,600 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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